Exhibit h.2(ii)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment, effective as of                     , by and between each management investment company and other fund identified on Schedule A of the Administration Agreement, as defined below, (such management company investment company and other fund shall hereafter be referred to as, a “Fund” or the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”).

WHEREAS, the Funds and the Administrator entered into an Administration Agreement dated August 5, 2013 (as amended, modified and supplemented through the date hereof, the “Administration Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. The Administration Agreement is amended by deleting the first paragraph of Section 12 in its entirety and replaced with the following:

“This Agreement shall remain in full force and effect through August 1, 2021 (the “Initial Term”). After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”), unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or any Portfolio, the Fund or applicable Portfolio shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.”

2. Section 5 K. of the Agreement is hereby deleted in its entirety and replaced with “Reserved.”

3. Schedule B of the Agreement is hereby deleted in its entirety and replaced with Reserved.”

4. Except as amended hereby, the Administration Agreement shall remain in full force and effect.

5. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI- STRATEGY SUB FUND I LTD

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI- STRATEGYSUB FUND II LTD

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI- STRATEGY SUB FUND III L.L.C.

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI- STRATEGY SUB FUND IV L.L.C.

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President